EXHIBIT 99.1

Knight Energy Corp. announces 29% increase in PV-10

from Proved Reserves

Dallas, TX., February 25, 2008 (Vintage Newswire) - Knight Energy Corp. (“Knight”) (OTC: KNEC) is pleased to announce that the present value, as of December 31, 2007, of the estimated cash flow from its estimated proved oil and gas reserves, discounted at 10% per year ("PV-10"), has increased approximately 29% from its PV-10 as of June 1, 2007. In June 2007, Knight announced that its PV-10 as of June 1, 2007 represented an increase of 2431% over its PV-10 as of June 1, 2006.

As of June 1, 2007, Knight’s estimated proved reserves were 569,500,000 cubic feet of natural gas and 117,000 BBLS of oil, with a PV-10 of $6,187,000. The estimated proved reserves as of December 31, 2007 show 814,620,000 cubic feet of natural gas, and 165,000 BBLS of oil with a PV-10 of $8,011,000, a PV-10 increase of approximately 29% over the Company’s PV-10 as of June 1, 2007. The $8,011,000 is net of royalties, drilling costs, operating expenses, and state taxes. These estimates include only proved reserves.

William J. Bosso, Chief Executive Officer of Knight, commented, "We continue to be very encouraged by our progress as a producing oil and gas drilling and exploration company, and the results we have achieved to date. We plan to continue to drill on our oil and gas leases and to keep the markets informed of our progress".

About Knight Energy Corp.

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Knight Energy Corp. (Knight) was formed in March 2006 for the purpose of operating and developing energy related businesses and assets. Shortly thereafter, Knight acquired an independent oil and gas services company, Charles Hill Drilling, Inc., which owned a 100% working interest in a 160-acre oil and gas lease in Stephens County, Texas, a drilling rig and other oil and gas equipment. Subsequently, the Company has leased additional acres that either run contiguous to, or are otherwise near, the Stephens County 160-acre lease, and in total, Knight has leased approximately 2,100 acres in the counties of Stephens and Eastland in Texas. Additionally, Knight has a right of first refusal option on an additional 2,300 acres in the same area.

In November 2006 Knight leased approximately 1,000 acres for oil and gas exploration in the Salt Creek Prospect area of Oklahoma. Knight is currently reviewing further acquisitions and investments in the oil and gas industry as well as other energy related businesses and assets. Additional information can be found by visiting Knight's website at www.knightenergycorp.com.

Forward-Looking Statements:

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The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements made on behalf of the Company and its subsidiaries. All such forward-looking statements are, by necessity, only estimates of future results and actual results achieved by the Company may differ materially from these statements due to a number of factors. Any forward-looking statements speak only as of the date made. Statements made in this document that are not purely historical are forward-looking statements, including any statements as to beliefs, plans, expectations, or intentions regarding the future. Risk factors that may cause results to differ from projections include, without limitation, loss of suppliers, loss of customers, inadequate capital, competition, loss of key executives, declining oil and gas prices, and other economic factors. The Company assumes no obligations to update these forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting such statements. Potential investors should independently investigate and fully understand all risks before making investment decisions.

Contact

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William J. Bosso

Chief Executive officer

Knight Energy Corp.

770-777-6795

wbosso@comcast.net

www.knightenergycorp.com

[c] 2008 Knight Energy Corp. All rights reserved.